Exhibit 99.1

Source: PetVivo Holdings, Inc.

March 11, 2024 08:00 ET

Garry Lowenthal Joins PetVivo Holdings, Inc. as the Chief Financial Officer

MINNEAPOLIS, MN, US, March 11, 2024 (GLOBE NEWSWIRE) — PetVivo Holdings, Inc. (NASDAQ: PETV & PETVW) (the “Company”) an emerging biomedical device company focused on the commercialization of innovative medical devices and therapeutics for companion animals and animal athletes is pleased to announce that Garry Lowenthal has accepted a position with the Company as its new Chief Financial Officer.

“We are incredibly excited to have Garry join the PetVivo management team and provide his well-recognized expertise to further the overall mission of PetVivo.” said John Lai, Chief Executive Officer of PetVivo Holdings, Inc. “Mr. Lowenthal brings a wealth of experience to our team as an expert in leading the operations and finances of numerous private and public companies.”

Mr. Lowenthal has over 25 years of extensive experience in senior operations and key finance management positions, both with private and public companies. He has developed a substantial background with equity capital raising transactions while managing both private placements and public offerings for various corporations. Mr. Lowenthal has vast financial and corporate management experience, including performing the functions as the Managing Partner of Security First International, Inc., a CFO advisory and management consulting firm, assuming the role of an advisor, acting chief financial officer and director of Elate Group, Inc. (Elate Moving LLC), a global moving and storage company based in New York City, through his CFO consulting company Security First International, Inc., and taking on the responsibilities of a director, Executive Vice President and Chief Financial Officer of Fision Corporation. Furthermore, Mr. Lowenthal has served on the national board of Financial Executives International (FEI), a premier professional association for CFOs and other senior financial executives. He has also served as President of the Twin Cities Chapter of FEI and, in the past, as chairman of FEI’s national technology committee. Mr. Lowenthal has been on the Alumni Advisory Board of the Carlson School of Management at the University of Minnesota where he graduated with a master’s degree in Taxation and Finance and a Bachelor’s of Science in Business degree in Accounting and an Associates in Liberal Arts degree from the University of Minnesota. He has also served as a District Chairman for the Boy Scouts of America and serves on the President’s Cabinet for the local Council. Mr. Lowenthal is also a past President and Director for Kiwanis International in his local community club. As an operational CFO, along with his financial reporting and regulatory expertise, Mr. Lowenthal further understands the world of corporate governance, through his experiences as serving as a fiduciary director. Finally, Mr. Lowenthal’s experiences working for two of the largest CPA/Consulting firms, PricewaterhouseCoopers (PwC) and Deloitte, with various client engagements in diverse industries, allows him to bring a unique perspective as an advisor to Boards of Directors of public companies.

“I am thrilled to join PetVivo, a company whose technology could truly enhance the lives of companion animals,” said Mr. Lowenthal. “PetVivo has unique strengths, a strong business model, experienced management and personnel and an innovative technology; I look forward to working with the team to execute on the company’s priorities, accelerate growth and enhance value for all shareholders.”

About PetVivo Holdings, Inc.

PetVivo Holdings Inc. (NASDAQ: PETV & PETVW) is an emerging biomedical device company currently focused on the manufacturing, commercialization and licensing of innovative medical devices and therapeutics for companion animals. The Company’s strategy is to leverage human therapies for the treatment of companion animals in a capital and time efficient way. A key component of this strategy is the accelerated timeline to revenues for veterinary medical devices, which enter the market much earlier than more stringently regulated pharmaceuticals and biologics.

PetVivo has a robust pipeline of products for the treatment of animals and people. A portfolio of twenty-one patents protects the Company’s biomaterials, products, production processes and methods of use. The Company’s lead product SPRYNG™ with OsteoCushion™ technology, a veterinarian-administered, intra- articular injection for the management of lameness and other joint related afflictions, including osteoarthritis, in cats, dogs and horses, is currently available for commercial sale.

For more information about PetVivo Holdings, Inc. and our revolutionary product, Spryng with OsteoCushion Technology, please contact info1@petvivo.com or visit https://petvivo.com/ or http://sprynghealth.com.

CONTACT:

John Lai, CEO

PetVivo Holdings, Inc.

Email: info1@petvivo.com

(952) 405-6216

Forward-Looking commercial Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward- looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward- looking statements, whether as a result of new information, future events or otherwise.

Attachment

●	PetVivo Holdings, Inc.